UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2009

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2009, Asset Acceptance, LLC (“Asset”), a wholly-owned subsidiary of Asset Acceptance Capital Corp., executed a lease of office space at 5250 Prue Road, San Antonio, Texas, for the purpose of relocating its San Antonio office.

The Landlord is:	TPC Prue Road, L.P
8200 IH-10 W, Suite 800
San Antonio, TX 78230

The leased space is 17,445 square feet of the office building at 5250 Prue Road, San Antonio, Texas.

The term of the lease is 64 months with two options for Asset to extend the term of the lease by five years each. Lease commencement occurs following the completion of certain work by the landlord on the premises. Base rent is payable as follows:

Months 1 - 4	$0.00
Months 5 - 64	$19,262.19 per month

If Asset exercises its option to extend the lease term, base rent during the extended term of the lease will be established at the fair market rental rate for leases of comparable office space in the market area at the time of the lease extension.

In addition to base rent, Asset will pay as additional rent its pro rata share of the landlord’s operating expenses for the building, including real estate taxes and insurance, and certain rent, sales and use taxes, with Asset’s initial pro rata share of the landlord’s operating expenses estimated to be $6,149.36 per month.

Item 2.03.	Creation of a Direct Financial Obligation or An Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth in Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 23, 2009	Asset Acceptance Capital Corp.

	By:	/s/ E.L. Herbert
	Name:	E.L. Herbert
	Title:	Vice President and General Counsel